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                                                                Exhibit h-3


                         NEW ENGLAND ENERGY INCORPORATED
                            Statements of Cash Flows
                    For the Quarter Ended September 30, 1995
                       (Unaudited, Subject to Adjustment)

                                             Old Program New Program Combined
                                             ----------- ----------- --------
Operating Activities:
   Net income                              $   (403,961) $  2,312$   (401,649)
   Adjustments to reconcile net income to
     net cash provided by operating activities:
     Amortization of cost of fuel reserves   17,255,113         -  17,255,113
     Loss passed on to an affiliate                   -         -           -
     Accrued loss to be passed on to an affiliate(11,225,700)   - (11,225,700)
     Deferred income taxes                     (556,800)        _    (556,800)
     (Increase)/decrease in accounts receivable
       (excluding loss to be passed on to affiliate) 7,646,829(409) 7,646,420
     Increase/(decrease) in accrued exploration
       and development costs                    221,985         -     221,985
     Increase/(decrease) in accounts payable (3,195,477)  (82,561) (3,278,038)
     Increase/(decrease) in accrued interest payable(671,946)   -    (671,946)
     Increase/(decrease) in accrued taxes payable(2,487,594)1,100  (2,486,494)
                                           ------------ ---------------------
       Net cash provided by operating activities$  6,582,449$ (79,558)$  6,502,891
                                           ------------ ---------------------
Investing Activities:
   Investment in property - Samedan:
     Exploration (also includes dry holes, depleted
                  wells and work in process)$   (1,216,705)$       -$   (1,216,705)
     Development (also reflects transfer of
                   depleted wells)             (197,351)        -    (197,351)
   Capital costs                             (2,109,383)        -  (2,109,383)
   Other                                       (499,348)        -    (499,348)
                                           ------------ ---------------------
    Net cash used in investing activities  $ (4,022,787)$       -$ (4,022,787)
                                           ------------ ---------------------

Financing Activities:
   Subordinated notes payable to parent-issues$    632,479$ 100,000$    732,479
   Subordinated notes payable to parent-retirements(1,000,000) - (1,000,000) Changes in notes payable to bank under
       credit agreement                     (13,000,000)        - (13,000,000)
                                           ------------ ---------------------
       Net cash used in financing activities$(13,367,521)$ 100,000$(13,267,521)
                                           ------------ ---------------------

Net increase/(decrease) in cash and cash equivalents$(10,807,859)  $  20,442$  (10,787,417)
Cash and cash equivalents at beginning of period12,905,849      -  12,905,849
                                           ------------ ---------------------
Cash and cash equivalents at end of period $  2,097,990 $  20,442$  2,118,432
                                           ------------ ---------------------

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